Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2017 RESULTS

2nd Quarter 2017 Highlights

•	Total revenues of $212.1 million, an increase of 17.3% year over year

•	Net loss of $84.2 million compared to prior period net loss of $89.7 million

•	14.8% year-over-year increase in adjusted EBITDA[1] to $120.5 million

•	Completed transition to Vivint Flex Pay model

•	Executed multi-year, co-branding agreement with Best Buy

Provo, UT – August 3, 2017 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the quarter ended June 30, 2017.

“Vivint’s second quarter 2017 was another strong period of top-line growth in our core business, led by our inside sales channel, which grew 16.0% year over year. During the second quarter we successfully transitioned all of our sales channels to Vivint Flex Pay and customers have embraced this offering as we had over 50% paying for smart home products and installation through consumer financing or paying in full,” said Todd Pedersen, CEO of APX Group. “I’d also point out that our partnership with Best Buy (NYSE: BBY) continues to develop and we are on track to roll-out to several hundred stores before the holiday shopping season begins. We believe the Vivint smart home offering will be a compelling value proposition in a retail setting and we look forward to optimizing this channel with Best Buy.”

Revenue and Subscriber Data

APX Group reported an increase in total revenues of $31.3 million or 17.3% to $212.1 million for the three month period ended June 30, 2017, as compared to the same period in 2016. The increase in total revenues was primarily driven by an 11.6% increase in Total Subscribers producing approximately $21.1 million, along with higher Average Revenue per User of $1.33 contributing approximately $5.2 million of the increase in recurring and other revenue versus the same period in 2016. The Company completed the transition to the Vivint Flex Pay model that requires new subscribers to purchase smart home products and installation at the time of origination. The recognition of deferred revenue and imputed interest related to the purchases contributed $4.3 million to recurring and other revenues. The increase in total revenues was negatively impacted by $0.7 million during the second quarter of 2017 as compared to the same period in 2016 because of foreign exchange translation.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

The Company added 92,837 net new smart home subscribers during the second quarter of 2017. Vivint’s inside sales channel originated 26,729 net new smart home subscribers in the three months ended June 30, 2017, an increase of 16.0%, as compared to the same period in 2016.

The introduction of Vivint Flex Pay changed the Company’s model from a monthly Revenue per User (RPU) offering to a combined upfront purchase of smart home products and installation in conjunction with a corresponding monthly service offering. During the second quarter of 2017, Vivint received an average of $855 of cash per new subscriber at the point of installation, an increase of $747 per new subscriber, as compared to the same period in 2016, which can be attributed to Vivint Flex Pay. As a result of increased cash collected at point of sale, the Company’s LTM subscriber acquisition cost multiple improved by 2.6x versus the same period in 2016. With Vivint Flex Pay, the composition of Average Revenue per New User (ARPNU), which now excludes the recognition of deferred revenue and imputed interest related to the consumer financing of product purchases, declined $7.57 to $59.51 for the three months ended June 30, 2017, as compared to $67.08 for the same period in 2016. However, it is important to note that the cash received noted above, is not included in ARPNU, but is recognized monthly as recurring and other revenue.

Summary of Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Total Revenues	$180.8	$198.3	$204.5	$205.4	$212.1
Net Loss	$(89.7)	$(70.0)	$(71.2)	$(82.6)	$(84.2)
Adjusted EBITDA	$105.0	$118.0	$118.3	$115.4	$120.5
Adj EBITDA Margin	58.1%	59.5%	57.8%	56.2%	56.8%
Total RPU(1)	$61.2	$65.3	$65.6	$66.2	$69.9
Net New Smart Home Subscribers	101,334	94,272	39,805	39,292	92,837
Average Revenue per New User(1)	$67.08	$68.85	$66.33	$67.99	$59.51
Total Subscribers(1)	1,088,909	1,142,571	1,146,746	1,151,453	1,215,056
Average Revenue per User(1)	$56.20	$57.16	$57.23	$57.49	$57.53
Subscriber Account Attrition(2)	12.9%	12.9%	12.6%	12.0%	11.5%

(1)	Total Subscribers and RPU data excludes wireless Internet business and pilot programs and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business and pilot programs

“One of Vivint’s key focus areas has been improving capital utilization and we’ve made good progress in this area during the second quarter. Our Vivint Flex Pay solution is now fully operational and we’re working closely with Citizens Bank to facilitate even greater optimization and integration into our sales and operations process. In total, we collected approximately $79 million in upfront fees from new subscribers through this application during the quarter,” said Mark Davies, CFO of APX Group. “Attrition, another key metric for the Company, was a bright spot during the second quarter of 2017, and improved to 11.5%, down from 12.9% for the same period in 2016 and down from 12.0%

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

sequentially from first quarter of 2017. We believe the second quarter of 2017 was a balanced quarter of execution in regards to growth, productivity and strategic initiatives. In closing, I would also add as we have discussed in previous calls, the Company will continue to invest capital in information technology and engineering. Information technology investment will build capabilities around Vivint Flex Pay, channel partners, such as BBY, and core infrastructure. The primary focus of engineering will be on customer experience, product and service reliability and service cost efficiencies.”

Costs and Expenses

Operating expenses for the second quarter of 2017 was $77.3 million as compared to $68.9 million in the second quarter of 2016. The $8.4 million, or 12.2% increase in operating expenses was primarily related to increases in our customer service and support departments driven by an 11.6% increase in the Total Subscribers.

Selling expenses, net of capitalized subscriber acquisition costs, for the second quarter of 2017 were $46.3 million, compared to $37.3 million for the same period in 2016. The 24.1% year-over-year increase in selling expenses is primarily attributable to $4.9 million channel expansion, primarily Best Buy, $1.8 million personnel cost, primarily associated with $1.0 million medical benefits cost, and $1.0 million to support the implementation and scaling of the Vivint Flex Pay program and pilot sales channel initiatives.

General and administrative (“G&A”) expenses, net of allocations, for the second quarter of 2017 were $38.9 million as compared to $36.1 million for the same period in 2016. The year-over-year increase of $2.8 million was primarily due to $3.0 million increase in personnel and related costs, along with an increase of $1.3 million in bad debt expense. These costs were offset by an increase in the allocation of corporate information technology costs of $1.2 million to servicing and selling cost.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the second quarter of 2017 grew by 14.8% to $120.5 million on a net loss of $84.2 million, compared to Adjusted EBITDA of $105.0 million on a net loss of $89.7 million for the second quarter of 2016.

Liquidity

As of June 30, 2017, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $182 million.

New 2023 Notes

On July 27, 2017, APX priced $400.0 million aggregate principal amount of 7.675% senior unsecured notes due in 2023 at a price of 100.00%. The Company intends to use a portion of the proceeds from the offering of these notes to redeem $150.0 million aggregate principal amount of the Company’s existing 6.375% senior secured notes due in 2019 and pay the related accrued interest and redemption premium, as well as to pay all fees and expenses related thereto and any remaining proceeds will be used for general corporate purposes, including repayment of outstanding borrowings under the Company’s revolving credit facility. No assurances may be given that these transactions will be completed on the timeline, in the amount, or on the terms presently contemplated by the Company or at all.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x at June 30, 2017.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, August 3, 2017. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 63774737.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home services in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and our partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Best Buy Smart Home powered by Vivint program.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers—the aggregate number of active smart home and security subscribers at the end of a given period

Monthly Revenue per User (“RPU”)—the recurring monthly amount billed to a smart home and security subscriber for Products and Services. RPU excludes cash received from Product sales associated with the initial installation.

Total Revenue per User—Total RPU is the aggregate RPU billed to all smart home and security subscribers

Average RPU (“ARPU”)—The total RPU divided by total subscribers

Average Revenue per New User (“ARPNU”)—The aggregate RPU for new subscribers originated during a period divided by the number of new subscribers originated during such period

Attrition—The aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties, certain moves and takeovers are excluded from the attrition calculation.

Net subscriber acquisition costs—The direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (general and administrative and overhead); less cash received from Product sales associated with the initial installation, activation fees, installation fees and upsell revenue.

Net subscriber acquisition cost multiple—The total net subscriber acquisition costs, divided by the number of new subscribers originated, and then divided by the ARPNU. This multiple excludes residuals and long-term equity expenses associated with the direct-to-home sales channel.

Net service cost per subscriber—The total service costs for the period, including monitoring, customer service, field service and other allocations (general and administrative and overhead) costs, less total service revenue for the period divided by total subscribers

Net service margin—The ARPU for the period less net service costs divided by the ARPU for the period

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Recurring and other revenue	$202,783	$172,472	$399,641	$339,918
Service and other sales revenue	6,358	5,826	11,749	10,837
Activation fees	2,985	2,509	6,089	4,305

Total revenues	212,126	180,807	417,479	355,060
Costs and expenses:
Operating expenses	77,316	68,943	148,668	126,934
Selling expenses	46,275	37,343	81,073	66,223
General and administrative expenses	38,902	36,109	77,763	66,550
Depreciation and amortization	80,096	72,010	156,965	132,581
Restructuring and asset impairment recoveries	—	(725)	—	(680)

Total costs and expenses	242,589	213,680	464,469	391,608

Loss from operations	(30,463)	(32,873)	(46,990)	(36,548)
Other expenses (income):
Interest expense	54,958	47,447	108,639	92,865
Interest income	(47)	(11)	(104)	(23)
Other (income) loss, net	(1,869)	9,861	10,197	4,753

Total other expenses	53,042	57,297	118,732	97,595
Loss before income taxes	(83,505)	(90,170)	(165,722)	(134,143)
Income tax expense (benefit)	732	(448)	1,151	672

Net loss	$(84,237)	$(89,722)	$(166,873)	$(134,815)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,470	$43,520
Accounts and notes receivable, net	26,182	12,891
Inventories	112,509	38,452
Prepaid expenses and other current assets	14,773	10,158

Total current assets	154,934	105,021
Property, plant and equipment, net	65,659	63,626
Subscriber acquisition costs, net	1,170,287	1,052,434
Deferred financing costs, net	3,407	4,420
Intangible assets, net	426,616	475,392
Goodwill	836,115	835,233
Long-term investments and other assets, net	58,953	11,536

Total assets	$2,715,971	$2,547,662

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$110,944	$49,119
Accrued payroll and commissions	54,201	46,288
Accrued expenses and other current liabilities	48,439	34,265
Deferred revenue	66,705	45,722
Current portion of capital lease obligations	8,731	9,797

Total current liabilities	289,020	185,191
Notes payable, net	2,511,225	2,486,700
Revolving Credit Facility	100,000	—
Capital lease obligations, net of current portion	4,949	7,935
Deferred revenue, net of current portion	154,244	58,734
Other long-term obligations	58,930	47,080
Deferred income tax liabilities	7,452	7,204

Total liabilities	3,125,820	2,792,844
Total stockholders’ deficit	(409,849)	(245,182)

Total liabilities and stockholders’ deficit	$2,715,971	$2,547,662

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data (unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash used in operating activities	$(127,108)	$(159,068)	$(133,261)	$(171,573)
Net cash used in investing activities	(3,966)	(2,455)	(12,002)	(4,897)
Net cash provided by financing activities	95,322	281,732	103,223	295,758
Effect of exchange rate changes on cash	(3)	685	(10)	(441)

Net decrease in cash and cash equivalents	$(35,755)	$120,894	(42,050)	118,847
Cash and cash equivalents:
Beginning of period	37,225	512	43,520	2,559

End of period	$1,470	$121,406	$1,470	$121,406

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Net loss	$(89.7)	$(70.0)	$(71.2)	$(82.6)	$(84.2)
Interest expense, net	47.4	51.8	52.9	53.6	54.9
Other (income) expense, net	9.9	0.6	2.0	12.0	(1.9)
Income tax expense, net	(0.5)	(0.1)	(0.5)	0.4	0.7
Restructuring and asset impairment (i)	(0.7)	2.4	(0.8)	—	—
Depreciation and amortization (ii)	33.4	33.5	33.5	30.0	30.6
Amortization of capitalized subscriber acquisition costs	38.6	43.3	45.6	46.9	49.5
Non-capitalized subscriber acquisition costs (iii)	51.5	45.2	43.3	43.3	59.8
Non-cash compensation (iv)	2.7	0.5	0.5	0.4	0.4
Other Adjustments (v)	12.4	10.8	13.0	11.4	10.7

Adjusted EBITDA	$105.0	$118.0	$118.3	$115.4	$120.5

i.	Reflects costs associated with the restructuring and asset impairment charges related to the transition of our Wireless Internet business and the sale in 2016 of our New Zealand and Puerto Rico Subscriber Contracts.
ii.	Excludes loan amortization costs that are included in interest expense.
iii.	Reflects subscriber acquisition cost that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscribers contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
iv.	Reflects non-cash compensation costs related to employee and director stock and stock option plans
v.	Other adjustments including items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other similar adjustments.